Exhibit 99.1

News Release

Solera Holdings, Inc. Prices and Increases Amount of Senior Note Private Offering

DALLAS, Texas; June 10, 2011/PRNewswire-FirstCall/-Solera Holdings, Inc. (“Solera” or “Company”) (NYSE: SLH) announced today that its indirect wholly-owned subsidiary Audatex North America, Inc. (“Audatex”) has priced and increased the amount of a private offering to $450 million aggregate principal amount of senior notes due 2018 (“Notes”). Solera anticipates that the closing of the offering will take place on or about June 14, 2011, subject to customary closing conditions. The Notes will bear interest semiannually at a rate equal to 6.75% and will be guaranteed by Solera and all of Solera’s domestic subsidiaries (other than Audatex and an immaterial domestic subsidiary).

Audatex intends to use the proceeds from the offering, together with cash on hand (i) to finance the acquisition of Explore Information Services, LLC by Claims Services Group, Inc., a wholly-owned subsidiary of Audatex, (ii) to pay related fees and expenses and (iii) for general corporate purposes.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. This offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Solera is a global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services.

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect Solera’s and Audatex’s best assessment at this time and are indicated by words or phrases such as “anticipates,” “intends,” “will,” or similar words or phases. Investors are cautioned that forward-looking statements involve risks and uncertainty that actual results may differ materially from such statements and that investors should not place undue reliance in such statements.

CONTACT: Kamal Hamid of Solera Holdings, Inc., +1-858-946-1676, Kamal.hamid@solerainc.com